Exhibit 4.17
COMMERCIAL LOAN
OBLIGOR No.
PROMISSORY NOTE
$2,000,000.00 Dayton,Ohio June 29, 2004
(City) (State) (Date)

The undersigned, for value received, promises to pay to the order of The Provident Bank, at any of its offices, the sum of Two Million Thousand and 00/100 ($2,000,000.00), (the “Maximum Credit”) or so much thereof as is loaned by the holder pursuant to the provisions hereof, together with interest until demand or maturity at the rate of The Provident Bank Prime Rate as declared from time to time plus one-quarter percent (.25%) per year computed on the basis of a year of 360 days for the actual number of days elapsed, and after default hereunder, demand, or maturity, whether at stated maturity or by acceleration, at a rate of four (4) percentage points greater than the stated rate (the “Default Rate”). Interest shall be due and payable monthly, commencing August 1, 2004, in arrears, and at maturity.

Principal shall be due and payable monthly as follows:

08/01/04 through 07/01/05 $8,199.00
08/01/05 through 07/01/06 $8,471.00
08/01/06 through 07/01/07 $8,838.00
08/01/07 through 07/01/08 $9,221.00
08/01/08 through 06/01/09 $9,621.00
08/01/09 Balance due in full

The undersigned hereby state(s) that the purpose of the loan evidenced by this Note is business purposes and is not an individual consumer loan.

This Note and all other existing Notes are secured by a Mortgage and Security Agreement dated June 29th, 2004 and all previous Security Agreements.

[  ] Revolving Credit: If this box is checked, this Note is a revolving credit subject to the terms of this paragraph.

Subject to the conditions hereof and of any other agreements between the parties relating hereto and until demand, if the principal is payable on demand, or maturity (whether at scheduled or accelerated maturity) if the principal is payable other than on demand, the undersigned may borrow and reborrow from the holder and the holder may, in its sole discretion, lend and relend to the undersigned such amounts not to exceed the Maximum Credit as the undersigned may at any time and from time to time request upon satisfactory notice to the holder.

Notwithstanding anything to the contrary contained herein or in any other agreement between the undersigned and the holder, if this Note provides that the principal hereof is payable on demand, then this Note is a demand Note due and owing immediately, without prior demand of the holder and immediate action to enforce its payment may be taken at any time, without notice and without reason. If any payment of principal or interest is not paid when due, or if the holder deems itself insecure for any reason, but not limited to, the insolvency, bankruptcy, business failure, death, default in the payment of other obligations or receivership of or concerning any maker, guarantor or indorser hereof, this Note shall, if payable other than on demand, at the option of its holder, become immediately due and payable, without demand or notice. The undersigned shall promptly provide such financial information as the holder shall reasonably request from time to time.

As collateral security for the payment of amounts from time to time owing hereunder, the undersigned and all indorsers hereby grant to the holder a security interest in (i) all property in which the holder now or hereafter holds a security interest pursuant to any and all assignments, pledges and security agreements between the undersigned and the holder and (ii) all accounts, securities and properties now or hereafter in the possession of the holder and in which the undersigned or any indorsers have any interest. Upon this Note becoming due under any of its terms and provisions, and not being fully paid and satisfied, the total sum then due hereunder may, at any time and from time to time be charged against any account or accounts maintained with the holder hereof by any of the undersigned or any indorser, without notice to or further consent from any of them, and the undersigned and all indorsers agree to be and remain jointly and severally liable for all remaining indebtedness represented by this Note in excess of the amount or amounts so applied. The undersigned and the holder intend that this indebtedness shall be secured by any and all mortgages heretofore or hereafter granted by the undersigned in favor of the holder.

Prime rate is that annual percentage rate of interest which is established by the Provident Bank from time to time as its prime rate, whether or not such rate is publicly announced, and which provides a base to which loan rates may be referenced. Prime rate is not necessarily the lowest lending rate of The Provident Bank. A rate based on the prime rate will change each time and as of the date that the prime rate changes. If any payment of principal or interest is not paid when due or if the undersigned shall otherwise default in the performance of its obligations hereunder or under any other note or agreement with the holder, the holder at its option may charge and collect, or add to the unpaid balance hereof, a late charge up to the greater of $250 or 1% of the unpaid balance of this Note if such payment remains unpaid for a period of ten days after the due date for each such delinquency to cover the extra expense incident to handling delinquent accounts, and/or increase the interest rate on the unpaid balance to the Default Rate. The holder may charge interest at the rate provided herein on all interest and other amounts owing hereunder which are not paid when due.

The undersigned, all indorsers hereof, any other party hereto, and any guarantor hereof (collectively “Obligors”) each (i) waive(s) presentment, demand, notice of demand, protest, notice of protest and notice of dishonor and any other notice required to be given by law in connection with the delivery, acceptance, performance, default or enforcement of this Note, of any endorsement or guaranty of this Note or of any document or instrument evidencing any security for payment of this Note; and (ii) consent(s) to any and all delays, extensions, renewals or other modifications of this Note or waivers of any term hereof or release or discharge by the holder of any of the Obligors or release, substitution or exchange of any security for the payment hereof or the failure to act on the part of the holder or any indulgence shown by the holder, from time to time and in one or more instances, (without notice to or further assent from any of the Obligors) and agree(s) that no such action, failure to act or failure to exercise any right or remedy, on the part of the holder shall in any way affect or impair the obligations of any Obligors or be construed as a waiver by the holder of, or otherwise affect, any of the holder’s rights under this Note, under any endorsement or guaranty of this Note or under any document or instrument evidencing any security for payment of this Note. The undersigned and all indorsers further agree to reimburse the holder for all advances, charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid in exercising any right, power or remedy conferred by this Note, or in enforcement thereof. If the undersigned are more than one (1), the liability of the undersigned hereon is joint and several, and the term “undersigned”, as used herein, means any one or more of them.

The undersigned and all indorsers authorize any attorney at law, including an attorney engaged by the holder, to appear in any court of record in the State of Ohio or any other State or Territory of the United States, after the indebtedness evidenced hereby, or any part thereof, becomes due and waive the issuance and service of process and confess judgment against any one or more than one of the undersigned and all indorsers in favor of the holder, for the amount then appearing due, together with costs of suit and, thereupon, to release all errors and waive all rights of appeal and stay of execution, but no such judgment or judgments against any one of the undersigned shall be a bar to subsequent judgment or judgments against any one or more than one of such persons against whom judgment has not been obtained hereon. This warrant of attorney to confess judgment is a joint and several warrant of attorney. The foregoing warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the holder hereof nevertheless may hereafter use the foregoing warrant of attorney to obtain additional judgment or judgments against the undersigned and all indorsers or any one or more of them. The undersigned and all indorsers hereby expressly waive any conflict of interest that the holder’s attorney may have in confessing such judgment against such parties and expressly consent to the confessing attorney rreceivinga legal fee from the holder for confessing such judgment against such parties.

THE PROVISIONS OF THIS NOTE SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF OHIO. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE HOLDER TO EXTEND CREDIT TO BORROWER, AND AFTER HAVING THE OPPORTUNITY TO CONSULT COUNSEL, THE UNDERSIGNED AND ALL INDORSERS HEREBY EXPRESSLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATED TO THIS NOTE OR ARISING IN ANY WAY FROM ANY INDEBTEDNESS OR OTHER TRANSACTIONS INVOLVING THE HOLDER AND THE

UNDERSIGNED. THE UNDERSIGNED HEREBY DESIGNATE(S) ALL COURTS OF RECORD SITTING IN CINCINNAT, OHIO AND HAVING JURISDICTION OVER THE SUBJECT MATTER, STATE AND FEDERAL, AS FORUMS WHERE ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING FROM OR OUT OF THIS NOTE, ITS MAKING, VALIDITY OR PERFORMANCE, MAY BE PROSECUTED AS TO ALL PARTIES, THEIR SUCCESSORS AND ASSIGNS, AND BY THE FOREGOING DESIGNATION THE UNDERSIGNED CONSENT(S) TO JURISDICTION AND VENUE OF SUCH COURTS.

WARNING — BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE, AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THIS AGREEMENT OR ANY OTHER CAUSE.

SHOPSMITH, INC.
By: /s/ Robert Folkerth
Name: Robert L. Folkerth
Title: President & COO
Address 6530 Poe Avenue
Vandalia, Ohio 45414

OPEN-END MORTGAGE, SECURITY AGREEMENT

AND ASSIGNMENT OF RENTS, INCOME AND PROCEEDS

Maximum Principal Amount $2,000,000.00

THIS OPEN-END MORTGAGE, SECURITY AGREEMENT AND ASSIGNMENT OF RENTS INCOME AND PROCEEDS (“Mortgage”), made as of the 29th day of June 2004, by SHOPSMITH, INC., an Ohio corporation (“Mortgagor”), with a mailing address of 6530 Poe Avenue, Dayton, Ohio 45414, to THE PROVIDENT BANK, a banking corporation (together with its successors and assigns, “Mortgagee”), with a mailing address of One East Fourth Street, Cincinnati, Ohio 45202.

WHEREAS, Mortgagor has executed and delivered to Mortgagee a certain promissory note in the principal amount of Two Million and 00/100 Dollars ($2,000,000.00) dated June 29th, 2004 , (this promissory note together with any other promissory note or notes executed and delivered to Mortgagee and any renewals, extensions or modifications thereof and all notes issued in substitution or replacement therefor which remain outstanding while the Mortgage is in effect shall hereinafter be referred to as the “Notes”), which Notes evidence a loan or loans (the “Loans”) from Mortgagee to Mortgagor wherein Mortgagor promises to pay to Mortgagee so much thereof as may now or hereafter be disbursed to or for the account of Mortgagor, together with interest thereon as set forth in the Notes.

WHEREAS, the loans are made pursuant to the terms and in accordance with or reliance upon certain other agreements and documents, which may include, without limitation, a loan agreement. guaranties, assignment of leases and rents, security agreement, indemnification agreement, certificates, and affidavits (hereinafter collectively referred to herein as “Loan documents”).

ARTICLE 1

THE GRANT

NOW THEREFORE, in consideration of the making of the Loans, Mortgagor does hereby agree that this Mortgage shall secure the following: (a) the prompt payment of the indebtedness evidenced by the Notes, with interest thereon. and any late or other charges imposed in accordance with the terms thereof; (b) the payment, performance and observance by Mortgagor of all of the covenants and conditions contained in the Notes, this Mortgage and the Loan Documents; and (c) the repayment of any and all debts. obligations or liabilities of every kind and description of Mortgagor to Mortgagee, now due or to become due, direct or indirect, absolute or contingent, presently existing or hereafter arising, joint or several, secured or unsecured, whether for payment or performance, regardless of how the same arise or by what instrument, if any. except that if such debts, liabilities or obligations shall be created in a “consumer credit transaction” as defined in Title I Consumer Credit Protection Act, 15 U.S.C.A. Sections 1601 et seq., as amended, or any successor federal statute containing substantially similar provisions, they shall not be secured by this Mortgage (items (a), (b), and (c) shall hereinafter collectively be referred to as the “Indebtedness Hereby secured”), and in order to charge the properties, interests and rights hereinafter described with such payment, performance and observance, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor does hereby mortgage, warrant, grant, bargain, sell, assign, encumber, convey and grant a security interest to Mortgagee forever in all of the estate, title and interest of Mortgagor in the fee simple, leasehold and easement estates in that certain real property situated in the County of Montgomery and State of Ohio and more particularly described on Exhibit “A” attached hereto and by reference made a part hereof (“Real property”);

TOGETHER WITH all and singular the tenements hereditaments and appurtenances thereto belonging, all present and future buildings, structures, annexations, access rights, rights-of-way or use, servitudes, licenses, and improvements thereon, all of tile rights, privileges, licenses, easements and appurtenances belonging to such Real Property, together with all of the estates and rights in and to lands lying in streets, alleys and roads adjoining the Real Property (collectively the “Improvements”) and all Mortgagor’s right, title, interest, estate, claim and demand, either at law or in equity, in and to all goods, chattels, fixtures, building materials, machinery, apparatus, equipment or articles now or hereafter erected or placed in or upon too: Real Property or now or hereafter attached to or used or usable in connection with the Real Property or any business conducted thereon whether or not the same have or would become a part of the Real Property by attachment thereto (collectively the “Personal property), including, without limiting the generality of the foregoing, all lighting, heating, cooling, ventilating, air conditioning, incinerating, sprinkling, gas, plumbing, waste removal and refrigeration systems, engines, furnaces, boilers, pumps, tanks, healers, generators, motors, maintenance equipment, ire prevention apparatus, dryers and laundry equipment, office equipment and all pipes, wires, fixtures, and apparatus forming a part of or used in connection therewith; elevators and motors, refrigeration plants or units, cooking appliances, furniture, furnishings, televisions, beds, dressers, radios, lamps, telephones, cabinets, storm windows and doors, window and door screens, awnings and window and door shades, all drapes and curtains and related hardware and mounting devices, wall-to-wall carpeting’, all equipment, machinery, furnishings, fixtures and inventory situated on the Real Property and used or usable in operation thereof as well as all additions, improvements and replacements thereto, and proceeds thereof; all water, sanitary and storm sewer systems including all water mains, service laterals and mineral rights, hydrants, valves and appurtenances, all sanitary sewer lines. including gains, laterals, manholes and appurtenances, all paving for streets, roads, walkways or entrance ways, all minerals, soil, flowers, shrubs, crops, trees, timber and other emblements now or hereafter on the Real Property or under or above the same or any part or parcel thereof, all of the records and books of account now or hereafter mainlined by Mortgagor in connection with the Real Property, all names as may be used for the Real Property and the goodwill associated therewith, all cash, accounts, accounts receivable, rents, general intangibles and other income including income from Mortgagor’s business operations en the Real Property whether now existing or hereafter acquired, all proceeds, or sums payable in lieu of or as compensation for the loss or damage to Improvements or Personal Property or to the Real Property upon which the said property covered hereby is or may be located including without limitation the buildings or improvements now or hereafter located thereon, and all rights in and to all pertinent present and future fire, hazard. business interruption, rental interaction and other insurance policies maintained by Mortgagor on the Improvements, Personal Property and Real

Property, all payment and performance bonds received in connection with any construction or other matter and all rights thereunder, all plans, specifications, drawings, studies, surveys, appraisals and other similar work product, all contracts for design, architectural, engineering or construction services and all rights and claims thereunder; all other contract rights and agreements for the protection of property or services to or in connection with, or otherwise benefiting the Real Property, including without limitation all management agreements and cable television agreements’, all permits, licenses, variances, approvals and/or consents issued by any governmental entity, utility or other entity; all awards made by any public body or created by any competent jurisdiction for the taking or the degradation of value in any eminent domain proceedings, or purchase in lieu thereof; all of Mortgagor’s interest and rights as lessor or lessee in and to all leases now or hereafter affecting the Real Property or part thereof; all contracts for the sale of all or any portion of the Real Property and all contract rights relating to the purchase and maintenance of any equipment; all chattel paper, general intangibles and articles of personal proper of every kind location upon or used in connection with the Real Property; all of which together with the Real Property, Improvements and Personal Property are hereinafter referred to as the “Premises”.

Mortgagee is hereby surrogated to the rights of all mortgagees, lien holders and owners paid off by the proceeds of the Loans secured hereby.

TO HAVE AND TO HOLD, the Premises unto the Mortgagee, its successors and assigns forever for the use and purposes hereinafter set forth.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 Title. Mortgagor does hereby represent and warrant to Mortgagee that they are lawfully seized of the Premises in fee simple and has full power to convey the same and to execute this Mortgage; that the Premises are free, clear and unencumbered of all easements, restrictions and liens whatsoever, except those easements, restrictions and liens set forth in the title evidence issued to Mortgagee in connection herewith, if any (“Permitted Encumbrances”); that Mortgagor does warrant and will defend the title to the Premises against the claims and demands of all persons whomsoever except for the Permitted Encumbrances; that there are no suits or proceedings pending or threatened against or affecting Mortgagor and/or the Premises; that Mortgagor will keep and observe all of the terms of this Mortgage on Mortgagor’s part to be performed; and that Mortgagor will make any further assurances of title that Mortgagee may reasonably require.

2.2 Mechanics Lien Matters. Mortgagor represents and warrants that no Notice of Commencement (as identified in Ohio Revised Code Section 1311.04) as to the Premises has been filed or will be filed prior to the filing for record of this Mortgage and that Mortgagor shall promptly provide Mortgagee with a copy of all Notices of Furnishing (as identified in Ohio Revised Code Section 1311.05) received by Mortgagor.

ARTICLE 3

COVENANTS

Mortgagor further covenants and agrees with Mortgagee as fellows;

3.1 Payments. To pay to Mortgagee, when due, the principal balance of the Notes with interest thereon and all other late charges, penalties and/or prepayment penalties, all in accordance with the terms of the Notes and to pay all other Indebtedness Hereby Secured at the times and in the manner herein and therein provided, including without limitation any indebtedness at any time owing by Mortgagor to Mortgagee, whether separately secured or otherwise, now owing or to be owed by Mortgagor (individually or collectively), together with interest thereon.

3.2 Taxes and Other Impositions. To pay, when due according to law, all taxes, assessments and other charges which are now due or may hereafter be imposed or assessed upon the Premises, or any part thereof, or that may be imposed or assessed against the holder of this Mortgage and the Notes by reason of ownership thereof, by any authority, be it federal, state, county or city, including but not limited to charges imposed upon the Premises under any applicable declaration of condominium. Upon the failure of Mortgagor promptly to pay such taxes, assessments and other charges, Mortgagee shall have the option to pay and discharge the same without notice to Mortgagor, and any sum so expended by Mortgagee shall at once become indebtedness owing from Mortgagor to Mortgagee, shall be immediately due and payable by Mortgagor with interest thereon to the extent legally enforceable at the rate of interest provided in the Notes in the event of default and shall together be added to the Indebtedness Hereby Secured. Upon the request of Mortgagee, Mortgagor will promptly provide Mortgagee with evidence of payment of the above taxes, assessments and other charges imposed or assessed upon the Premises.

3.3 Insurance. For the term of this Mortgage, to obtain and keep in full force and effect at the sole cost and expense of Mortgagor or cause to be obtained and kept policies of insurance to: (a) maintain comprehensive general public liability insurance covering the legal liability of Mortgagor against claims for bodily injury, and/or property damage arising out of the uses maintenance and/or operation of the Premises and all areas appurtenant thereto and/or the conduct of Mortgagor’s business in such amounts as Mortgagee may require but in no event less than $1,000,000 for personal injury or death to one person, $ 1,000,000 for personal injury or deaths in one accident and $1,000,000 for property damage; (b) maintain “Broad form/special perils” insurance on any and all Improvements and Personal Property located on the Premises against loss by fire or other hazards in an amount not less than the full insurable value of the Improvements located on the Premises as Mortgagee may require, but in no event less than the principal balance of the Notes; (c) in the event any of the Premises is located within a hundred year flood plain or area designated as subject to flood by the Federal Emergency Management Agency or other government agency, or when required by any federal, state or local law, statute, regulation or ordinance, maintain flood insurance in an amount Mortgagee deems appropriate; (d) satisfy all applicable workers’ compensation insurance requirements; (e) maintain business interruption insurance and/or loss of “rental value” insurance in such amounts, and with such coverages, as may be reasonably satisfactory to Mortgagee, such insurance to be provided at such time as Mortgagee may specify but in no event later than the commencement of occupancy by any tenant; (f) during the course of any construction or repair of the Improvements on the Premises, maintain builder’s completed value risk insurance against “all risks of physical loss”, including collapse and transit coverage, in nonreporting form, covering the total value of work performed and equipment, supplies and materials furnished; (g) obtain and maintain any other insurance concerning the Premises or operation of business thereof as Mortgagee may require, including, but not limited to, any applicable condominium insurance or PUD insurance.

All such policies of insurance shall be written by a company or companies acceptable to Mortgagee; shall have attached thereto the standard form of Mortgagee clause; shall name Mortgagee as a named insured, loss payee and as Mortgagee, without contribution; shall be delivered to and held by Mortgagee; shall provide for thirty (30) days prior written notice of cancellation or nonrenewal to Mortgagee; shall have attached thereto an agreed amount endorsement; shall include a provision stating that the waiver of subrogation rights of the insured does not void the coverage; shall contain endorsements that no act or negligence of the insured or any occupant and no occupancy or use of the Premises for purposes more hazardous than permitted by the terms of the policy, nor any breach of any warranty, declaration or condition by the insured, will affect the validity or enforceability of such insurance as against Mortgagee; and shall contain the agreement of the insurer waiving all rights of set off, counterclaim or deductions against Mortgagor.

Mortgagor shall furnish or shall cause to be furnished to Mortgagee an original policy of all required policies of insurance along with proof of premiums paid for the current policy year and each subsequent year for the term of this Mortgage. This Mortgage shall operate as an assignment to Mortgagee of said policies of insurance, whether delivered or not. At the option of the mortgagee the proceeds of loss under any policy of insurance, whether endorsed payable to the Mortgagee or not, may be applied in payment of the Notes or any other sum secured by this Mortgage, whether or not such sums are then due, or to the restoration or replacement of any buildings on the Premises without in any way affecting the lien of this Mortgage or the obligation of tile Mortgagor or any other person for payment of the Indebtedness Hereby Secured.

If the Premises are sold following foreclosure or if mortgagee acquires title to the Premises, Mortgagee shall have all the right, title and interest of the Mortgagor in and to any insurance policies and unearned premiums thereon and in and to the proceeds resulting from any damage to the Premises prior to such sale or acquisition.

Upon the failure of Mortgagor to provide or cause to be provided the aforesaid insurance, Mortgagee shall have the option to procure and maintain such insurance without notice to Mortgagor. Any sum so expended by Mortgagee shall at once become indebtedness owing from Mortgagor to Mortgagee and shall immediately become due and payable by Mortgagor with interest thereon to the extent legally enforceable, at the rate of interest provided in the Notes in the event of a default, and shall together be added to the Indebtedness Hereby Secured.

3.4 Tax and Insurance Escrow Deposits. In the event of either (1) Mortgagor’s failure to pay all taxes and assessments pursuant to Section 3.2 herein or failure to maintain insurance in accordance with the terms of Section 3.3 herein, or; (2) an Event of Default occurs under the Notes, this Mortgage or any off the Loan Documents, Mortgagor shall, at Mortgagee’s request, pay to Mortgagee monthly on or before the first day of each month, an amount equal to 1/12th of the annual premiums for the insurance policies referred to hereinabove and the annual real estate taxes, assessments, charges or claims, and any other items which at any time may be or become a lien upon the Premises prior to the lien of this Mortgage. The amounts so paid shall be security for the insurance premiums, real estate taxes and other items and shall be used in payment thereof, if Mortgagor is not otherwise in default hereunder. However, if pursuant to any provision of this Mortgage or the Notes, the whole amount of the unpaid principal debt becomes due and payable, Mortgagee shall have the right, at its election, to apply any amount so held against the entire Indebtedness Hereby Secured. At Mortgagee’s option, Mortgagee from time to time may waive, and after any such waiver, may reinstate the provisions of this section requiring the monthly payments prescribed herein.

3.5 Condition of Property.. Compliance with Law; Waste. To keep the Premises in good condition and repair and to make all structural and nonstructural repairs and maintenance necessary and to cause all repairs and maintenance to be done in a good and workmanlike manner; to comply in all respects with all statutes, laws, ordinances and governmental rules, regulations and orders which are applicable to the Mortgagor’s business or properties; not to commit or permit waste on the Premises or remove or permit the removal of any building, improvement, or fixture from the Premises; not to perform or permit any act which may in any way impair the value of the Premises or allow changes in the use for which the Premises was intended at the time this Mortgage was executed.

3.6 No Further Encumbrances; No Disposition. Not to make, create, or suffer to be made or created any sale, transfer, conveyance, assignment or further encumbrance of the Premises, or any part thereof, or any interest therein or any contract or agreement to do any of the same without Mortgagee’s prior written consent, which consent may be withheld in mortgage’s sole and absolute discretion. A sale, transfer, conveyance or assignment means the conveyance by the Mortgagor of any legal or equitable right, title or interest in the Premises, or any part thereof whether such conveyance is voluntary or involuntary, by outright sale, deed, installment sale contract, land contract, lease option contract, or any other method of transferring any interest in real property. Any encumbrance means a lien, mortgage or any other encumbrance subordinate to Mortgagee’s Mortgage. Any change in the persons or entities holding the legal or beneficial ownership of (a) ten percent (10%) or more of any class of stock of a corporate mortgagor; (b) ten percent (10%) or more of any partnership interest of a general partnership mortgagor; (c) any interest of a general partner in a limited partnership mortgagor or ten percent (10%) or more of the limited partnership interest of a limited partnership mortgagor; or (d) ten percent (10%) or more of a trust interest of a trust mortgagor shall be considered to be a sale or transfer within to: meaning of this Section 3.6 and shall not be made without the Mortgagee’s prior written consent. In furtherance of the foregoing. a change in ownership occurring as a result of a death of a party holding ten percent (10%) or more of any class of stock of a corporate mortgagor, holding ten percent (10%) or more of the general partnership interests of a general partnership mortgager, holding any interest as a general partner of a limited partnership mortgagor or holding ten percent (10%) or more of the trust or beneficial interests of a trust mortgagor shall be deemed to be a sale or transfer within the meaning of this Section 3.6. Further, in the event of default under any of the provisions of this Section 3.6, Mortgagee may, without notice to Mortgagor, deal with such successor or successors in interest with reference to this Mortgage and the Notes in the same manner as with the Mortgagor and may forbear to sue or may extend time for payment of the Notes without discharging or in any way affecting the liability of the Mortgagor hereunder or under the Notes.

3.7 Condemnation. To promptly notify Mortgagee of any action or proceeding relating to any condemnation or other taking, whether direct or indirect, of the Premises, or part thereof, and Mortgagor shall appear in and prosecute any such action or proceedings unless otherwise directed by Mortgagee in writing. Mortgagor authorizes Mortgagee at Mortgagee’s option, as attorney in fact for Mortgagor (which authorization shall be irrevocable), to commence, appear in and prosecute, in Mortgagee’s or Mortgagor’s name, any action or proceeding relating to any condemnation or other taking of the Premises, whether direct or indirect, and to settle or compromise any claim in connection with such condemnation or other taking. The proceeds of any award, payment or claim for damages, direct or consequential, in connection with any condemnation or other taking, whether direct or indirect, of the Premises or any pad thereof, or for conveyance in lieu of condemnation, are hereby assigned to and shall be paid to Mortgagee; and all condemnation money so received shall be forthwith applied by Mortgagee: at its option in payment of the Notes, or any other sum secured by this Mortgage whether or not such sums are then due, or to the restoration or replacement of any part of the Premises without in any way affecting the lien of this Mortgage or the obligation of the Mortgagor or any other person for payment or Indebtedness Hereby Secured; provided however that any excess over the balance due under the Notes and any other indebtedness secured by this Mortgage shall be delivered to Mortgager.

3.8 Assignment of Rents. Income, proceeds and Leases. Mortgagor does hereby assign and grant a security interest to the Mortgagee in all the cash, accounts, accounts receivable, general intangibles, rents, income, including income from Mortgagor’s business operations on the Real Property, as additional security for the Indebtedness Hereby Secured and Mortgagee shall have the right, at any time after a default in payment of the Indebtedness Hereby Secured or in default of the performance of any of the terms, covenants, and conditions of this Mortgage, without notice and without regard to tile adequacy of any security for the Indebtedness Hereby Secured and with or without the appointment of a receiver, to enter upon and take possession of the Premises and collect such cash, accounts, accounts receivable, general intangibles, rents, and income, including income from Mortgagor’s business operations on the Real Property, including those past due and unpaid and apply the same, less the cost of operation. maintenance and repair and reasonable collection, management and attorney fees, in reduction of any Indebtedness Hereby Secured in such order or proportion as Mortgagee may determine. The collection of such cash, accounts, accounts receivable, general intangibles, rents and income including income from

Mortgagor’s business operations on the Real Property, shall not cure or waive any default hereunder. Mortgagee shall not be liable to Mortgagor, anyone claiming under or though Mortgagor or anyone having an interest in the Premises by reason of anything done or left undone by Mortgagee under this Section, and Mortgagor shall indemnify Mortgagee from any and all liability, loss or damage which it may incur under any lease or by reason of assignment thereof and from any claims or demands which may be asserted against it by reason of any alleged obligation on its part to perform any of the terms of said lease. Mortgagor warrants that there are no outstanding assignments or pledges of the cash, accounts, accounts receivable, general intangibles, rents, and income, including income from Mortgagor’s business operations on the Real Property, and there are no existing defaults under the provisions of any of the existing leases and that the tenants have no defenses, setoffs or counterclaims against mortgager under the existing leases.

Mortgagor further covenants that it shall not make or suffer to be made any lease of the Premises or any part thereof or any modification or extension of any existing or future lease without the prior written consent of Mortgagee. In addition, Mortgagor covenants not to cancel any existing or future lease or reduce the amounts of the rents or other payments thereunder or release the tenants under any lease from the obligations to be performed by such tenants without Mortgagee’s prior written consent. Mortgagor further covenants to fully and timely perform Mortgagor’s obligations under all such leases and not to accept any prepayment of rent for more than thirty (30) days in advance without Mortgagee’s prior written consent. Upon Mortgagee’s request from time to time, Mortgagor shall furnish Mortgagee a statement, in affidavit form and in such reasonable detail as Mortgagee may require, of all leases on the Premises and, on demand, to furnish Mortgagee executed counterparts of any and all such leases.

3.9 Books and records. Financial Information. With respect to the Premises and the operation thereof, Mortgagor will keep or cause to be kept proper books of record in accordance with generally accepted accounting principals consistently applied. Mortgagee shall have the right to inspect the books and records of the operation of the pennies and make copies thereof at all reasonable times and upon reasonable notice to Mortgagor. Mortgagor shall furnish to mortgagee within ninety (90) days after the end of each fiscal year of Mortgagor, a statement of income and surplus of Mortgagor for such fiscal year, in reasonable detail and stating in comparative form the figures as of the end of the precious fiscal year, including statements of income and expense relating to operations of the Premises, and at the request of Mortgagee, certified as to the correctness by a certified public accountant. In addition, Mortgagor will furnish to Mortgagee such interim financial statements and copies of federal income tax returns as Mortgagee may request, certified by Mortgagor in such form as may be acceptable to Mortgagee. Further, Mortgagor shall cause any guarantors of any of the Notes to provide annual financial statements to Mortgagee in such form and substance as is satisfactory to Mortgagee.

3.10 Liability for all Loan Administration and Enforcement Expenses. Mortgagor shall pay all sums, including costs and reasonable attorney fees which Mortgagee may incur in the making of the Loans and the administration thereof, including title examination and title insurance premiums and expenses, appraisal fees, survey fees, inspection fees inched by Mortgagee to establish or preserve the lien of this Mortgage or its priority, or in connection with any suit to enforce this Mortgage to recover the Indebtedness Hereby Secured, of to protect the security off this Mortgage. All such sums shall be immediately due and payable, shall bear interest at the highest rate of interest provided in the Notes in the event of default, and shall, together with such interest, be added to the Indebtedness Hereby Secured.

3.11 Application of Funds. Unless applicable law provides otherwise, all payments received by Mortgagee from Mortgagor under the Notes or this Mortgage shall be applied by Mortgagee in the following order of priority to:

(A)	Amounts advanced by Mortgagee in accordance with the teams of this Mortgage, the Notes or the Loan Documents, together with interest thereon;

(B)	All past due and current amounts due Mortgagee from Mortgagor for deposits established pursuant to Section 3.4;

(C)	All late charges, penalties and/or prepayment penalties due Mortgagee from Mortgagor pursuant to the provisions of the Notes, Mortgage and Loan Documents;

(D)   Interest payable on the Notes;

(E)   Principal balance of the Notes; and

(F)   All other Indebtedness Hereby Secured.

3.12 Construction. To notify and obtain the written approval of Mortgagee prior to undertaking any construction or renovation on the Premises, to comply with all applicable lien laws and all requirements of Mortgagee in connection therewith;, and to diligently undertake, perform and complete on a timely basis and in a good and workmanlike manner any such construction approved by Mortgagee in accordance with the schedules and plans and specifications provided to Mortgagee and any other representations made to Mortgagee.

3.13 Environmental Conditions. Mortgagor represents and warrants to Mortgagee (a) that Mortgagor has no knowledge or information which would put a reasonable person on notice or cause such person to make inquiry concerning the likelihood or presence of any hazardous waste condition or any factor contributing to a risk to the environment located on or emanating from the Premises; (b) that no environmental enforcement actions) against or concerning the Premises are pending or threatened and Mortgagor will notify Mortgagee if any such action is commenced; (c) that Mortgagor will maintain and operate the Premises during the term of the Mortgage in compliance with all applicable environmental laws of the state where the Premises are located and of the United States of America; (d) that Mortgagor will remedy any contamination that may be discovered on the Premises; and (e) the Mortgagor will indemnify and hold Mortgagee harmless from and against all losses or damages arising from hazardous waste conditions or risks to the environment which may result in claims against or liability of Mortgagee as holder of this Mortgage or as subsequent owner of the Premises.

3.14 Indemnification of Mortgagee. To indemnify Mortgagee for and hold Mortgagee harmless from and against any loss suffered or any liability, cost or expense, including without limitation, reasonable attorneys’ fees, incurred by Mortgagee on account of any damage to the person or property of the parties hereto or of any third parties by reason of or in connection with the use, operation, maintenance, repair or management of the Premises, whether or not such damage is partly due to the negligence of Mortgagee, or its employees or agents, unless such damage was caused solely by the act or ants of Mortgagee or its employees or agents while on the Premises, Mortgagor shall undertake, at its sole expense and through counsel satisfactory to Mortgagee, the defense of Mortgagee in any lawsuit commenced as tile result, or alleged to be the result, of injury or damage occurring by reason of or in connection with the use, operation, maintenance, repair or management of the Premises.

ARTICLE 4

EVENTS OF DEFAULT

Each of the following shall be deemed to be an “Event of Default” :

4.1 Default in the payment of principal, interest or any other amounts due under the Notes;

4.2 Default in the payment of any other Indebtedness Hereby Secured;

4.3 The failure to obtain and keep in force at all times all insurance on the Premises and contents thereof and other insurance coverage in accordance with the terms of this Mortgage,

4.4 An encumbrance on or sale of the Premises, or any part thereof in violation of Section 3.6 herein;

4.5 The filing of any lien or charge against the Premises or any part thereof which is not removed or bonded to the satisfaction of Mortgagee within a period of thirty (30) days thereafter;

4.6 The failure to observe or perform any one or more of the other terms, covenants or other obligations on the part of Mortgagor set forth in the Notes, this Mortgage, or the Loan Documents and such default is not fully cured within thirty (30) days after Mortgagee has given written notice thereof to Mortgagor; provided, however, that if such default is curable, and if and so long as Mortgagor is proceeding with due diligence to cure the default, such period will be extended to whatever reasonable period is required to permit the Mortgagor to cure the default; provided that such additional curing period does not, in Mortgagee’s sole opinion, jeopardize its vital interest in the Premises;

4.7 The abandonment by mortgager of all or a part of the Premises;

4.8 The dissolution or cessation of existence as a legal entity of Mortgagor;

4.9 Any certification, representation or warranty of Mortgagor under this Mortgage or any of the Loan Documents or any other information provided to Mortgagee by Mortgagor or his representatives in connection with the Premises is determined to have been untrue and/or misleading in any material effect when made;

4.10 Upon the filing of any bankruptcy proceeding by Mortgagor or upon the tiling of any bankruptcy proceeding against Mortgagor which is not dismissed within thirty (30) days; any assignment by the Mortgagor of any of its property for the benefit of creditors, or the placing of any of Mortgagor’s property in receivership. trusteeship or conservatorship with or without action or suit in any court; and

4.11 The occurrence of any Event of Default under any of the other Loan Documents.

4.12 Mortgagor’s default under any other notes or loan documents evidencing any other indebtedness by Mortgagor in favor of Mortgagee.

ARTICLE 5

REMEDIES

5.1 Mortgagee’s Remedies. Upon the occurrence of an Event of Default, Mortgagee shall have the right to exercise all rights and remedies provided by law or in equity to which Mortgagee is entitled, including without limitation, (a) the right to proceed to protect and enforce its rights by any action at law, in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms, conditions, or provisions hereof or in the aid of the exercise of any power granted hereby or by law; (b) the right to declare the entire amount of the Notes and all interest thereon, or, at its option, any part of the foregoing, to be immediately due and payable without further demand or notice; (c) the right to, at any time or from time to time, to proceed at law or in equity or otherwise to foreclose the lien of this Mortgage as against all or any part of the premises; (d) upon the filing of a suit or other commencement of judicial proceedings to enforce the rights of the Mortgagee under this Mortgage, Mortgagee shall be entitled, as a matter of right, to the appointment of a receiver or receivers of the Premises and to receive all receipts therefrom pending such proceedings, with such power as the court making such appointment shall confer; and (e) the right to demand that Mortgagor surrender the possession of the Premises subject to the rights of any lesser to take possession of all or any part of the Premises together with all books, papers and accounts of Mortgagor pertaining thereto and to operate and manage the same and from time to time to make all needful repairs and improvements as Mortgagee may deem reasonable; and to lease the Premises or any part thereof in the name of and for the account of the Mortgagor and to collect and receive and sequester the rents, revenues and other income after deducting all proper costs and expenses of so taking, holding and managing the same including reasonable compensation to Mortgagee.

5.2 Rights and Remedies Cumulative. No Waiver or Release of Obligation. The rights and remedies of the Mortgagee as provided in this Mortgage and in the Notes and in the warranties contained herein and therein shall be cumulative and concurrent, may be pursued separately, successively or together against mortgager or against the Premises, or both, in the sole discretion of Mortgagee, and may be exercised as often as occasion therefor shall arise.

Any failure by Mortgagee to insist upon strict performance by Mortgagor of any of the terms and provisions of this Mortgage or of the Notes shall not be deemed a waiver of any of the terms or provisions of this Mortgage or the Notes. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any right or power or shall be construed to be a waiver of any such Event of Default or acquiescence therein; every such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver of any default or Event of Default hereunder by the Mortgagee shall extend to or shall affect any subsequent Event of Default or shall impair ally rights or remedies consequent thereon.

Mortgagee may release, regardless of consideration, any part of the security held for the indebtedness secured by this Mortgage without, as to the remainder of the security, in any way impairing or affecting the lien of this Mortgage or its priority over any subordinate lien.

5.3 Expenses. Upon an Event of Default hereunder, Mortgagor shall pay to Mortgagee such further amount as shall be sufficient to reimburse it fully for all costs and expenses of collection of the Notes and the enforcement of any security for the Notes including without limitation, Mortgagee’s fees and expenses for enforcing this Mortgage or any rights hereunder, reasonable attorneys’, accountants’ and appraisers’ fees and expenses, court costs and any taxes and fees or government charges incident to such enforcement of rights and collection.

ARTICLE 6

MORTGAGE AS SECURITY AGREEMENT

6.1 Uniform Commercial Code Security Interest. In addition to being a mortgage, this Mortgage constitutes a security agreement under the Uniform Commercial Code as adopted in the State of Ohio and creates a security interest in favor of the Mortgagee in and to all that property and the proceeds, successions and replacements thereof and the proceeds of any insurance on such property) included in the Premises which might otherwise be deemed impersonal property. Mortgagor hereby grants Mortgagee a security interest in said items and all substitutions, replacement parts, additions, repairs, repair parts, accessions and accessories incorporated therein or affixed thereto in which Mortgagor acquires an interest and the proceeds thereof (sometimes referred to herein collectively as the “Collateral”). Mortgagor agrees that Mortgagee may file this Mortgage or a reproduction thereof in the real estate records or other appropriate index as a financing statement for any of the items specified above as part of the Premises. In addition, Mortgagor agrees to execute and deliver to Mortgagee, upon Mortgagee’s request, any financing statements as well as extensions, renewals and amendments thereof and reproductions of this Mortgage in such form as Mortgagee may require, to perfect or protect the security interest hereby created with respect to the Collateral, or to more fully describe the Collateral.

Notwithstanding any release of any or all of the proper included in the Premises which is deemed “real property”, any proceedings to foreclose this Mortgage, or its satisfaction of record, the terms hereof shall survive as the security agreement with respect to the security interest created hereby and referred to above until the repayment or satisfaction in fall of the Indebtedness Hereby Secured.

6.2 Restriction Against Granting Further Security Interest. Mortgagor shall not, without the prior written consent of Mortgagee, create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in the Premises and/or Collateral (or any portion thereof including replacements and additions thereto.

6.3 Remedies. Upon Mortgagor’s breach of any covenant or agreement of mortgager contained in this Mortgage, including the covenant to pay when due all sums secured by this Mortgage, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code and, at Mortgagee’s option, may also invoke all other remedies as provided herein. In exercising any of said remedies, mortgagee may proceed against the items of real property and any items of personal property specified herein as part of the Premises separately or together and in any order whatsoever, without in any way affecting the availability of Mortgagee’s remedies under the Uniform Commercial Code or any of the other remedies provided herein.

ARTICLE 7

MISCELLANEOUS

7.1 Binding Effect. All of the terms, covenants and conditions of this Mortgage shall bind Mortgagor and his respective heirs, devisees, administrators, executors, successors and assigns and shall inure to the benefit of and be available to Mortgagee and its successors and assigns.

7.2 Interpretation.. Time of the Essence. All references to Mortgagor and Mortgagee shall be read in the singular or plural and in the masculine, feminine or neuter gender, as the sentence may require. Time is of the essence with respect to each and every obligation of Mortgagor under the Notes, the Mortgage and the other Loan Documents.

7.3 Governing Law. This Mortgage shall be governed by the laws of the State of Ohio. In the event that any provision of this Mortgage conflicts with applicable law, such conflict shall not affect other provisions of this Mortgage or the Notes which can be given effect without the conflicting provisions, and to this end the provisions of this Mortgage are declared to be severable.

7.4 Covenants Run With Land. All of the covenants of this Mortgage shall run with the land constituting the Premises.

7.5 Headings. The headings to the articles and sections hereof are for reference only and do not limit in any way the content thereof

7.6 Additional Assurances. Mortgagor hereby agrees to promptly execute and deliver such further instruments and assurances and will do such further acts as Mortgagee may reasonably request to perfect the security interest off Mortgagee in all or any portion of the Premises and/or to more effectively carry out the purposes of the Notes, Mortgage and/or other Loan Documents.

7.7 Open-End Mortgage. In accordance with the provisions of Ohio Revised Code Sections 5301.232 and 5301.233, this Mortgage is given to, and the parties intend that it shall secure, among other items, indebtedness in a maximum amount of Two Million and 00/100 Dollars ($2,000,000.00) evidenced by the Notes, which indebtedness may include advances made by Mortgagee after this Mortgage is filed of record. The making of such advances is obligatory on the part of Mortgagee subject to the terms and conditions provided for in the Notes, Mortgage and Loan Documents. The maximum amount of the unpaid balance of such indebtedness, in the aggregate and exclusive of interest thereon, which is or will be outstanding at any time, is that set forth above provided that this Mortgage shall also secure unpaid balances of advances made for the payment of taxes, assessments, insurance premiums or costs incurred for the protection of the Premises.

7.8 Ohio Revised Code 1311.14. Mortgagor covenants and agrees with Mortgagee that Mortgagee may, at its option, do all things provided to be done by a Mortgagee under 1311.14 of tile Ohio Revised Code, and any amendments or supplements thereto, for the protection of Mortgagee’s interest in the Premises.

7.9 Obligations Unconditional. The obligations of the Mortgagor to make payments of any and all amounts due thereunder shall be absolute and unconditional without defense or set-off by reason of any default whatsoever, including, without limitation, a default by any tenant of the Premises under any lease with the Mortgagor or under any other agreement or instrument between the Mortgagee and the Mortgagor, and such payments to Mortgagee shall not be decreased, abated, postponed or delayed for any reason whatsoever, including without limitation, any ants or circumstances that may constitute failure of consideration, destruction of or damage to the Premises, the taking of any part of the Premises, commercial frustration of purpose, failure of any person to perform or observe any agreement, whether expressed or implied, or any duty, liability or obligation arising out of or connected with this Mortgage, the Notes, or any other Loan Document, or failure of any resident or occupant of the Premises to pay the fees, rentals or other charges owed to Mortgagor, and irrespective of whether or not arty such resident or occupant of the Premises receives either partial or total reimbursement as a credit against such payment, it being the intention of the parties that the payments required of the Mortgagor hereunder will be paid in |11 when due without any delay or diminution whatsoever.

7.10 Waiver of Jury Trial. In consideration for the extension of the Loans to Mortgagor by Mortgagee, Mortgagor hereby expressly waives the right to trial by jury in any lawsuit or proceeding related to this Mortgage or arising in any way from the Indebtedness Hereby Secured or the transactions between Mortgagor and Mortgagee.

NOW, THEREFORE, if Mortgagor shall well and truly pay and discharge the Indebtedness Hereby Secured as the same shall become due and payable and shall perform and observe all of the terms, covenants and conditions to be performed and observed by Mortgagor hereunder then this conveyance shall be null and void and shall be released by Mortgagee at the expense of Mortgagor; otherwise this Mortgage is to remain in full force and effect.

EXECUTED as of the year and date first above written.

MORTGAGOR:

SHOPSMITH, INC.

By: /s/ Robert L Folkerth

Name: Robert L Folkerth

Title: President & COO

STATE OF OHIO	)
) SS:
COUNTY OF MONTGOMERY	)

The foregoing instrument was acknowledged before me this 29th day of June 2004. by Robert L Folkerth, Pres. & COO of Shopsmith, Inc., an Ohio corporation, on behalf of the corporation.

/s/ Cheryl Griffith

Notary Public

This instrument was prepared by: Karen R. Adams, Esq.

Cherneskty, Heyman & Kress P.L.L.

10 Courthouse Plaza SW, Suite 1100

Dayton, Ohio 45402

BORROWER’S AFFIDAVIT

STATE OF OHIO	)
) SS:
COUNTY OF MONTGOMERY	)

The UNDERSIGNED (“Affiant”), being first duly sworn, deposes and says as follows:

1. Affiant is the owner of the real estate described in Exhibit A attached to this Affidavit (the “Property”).

2. There are no unpaid bills incurred by Affiant for work performed upon or materials delivered to the Property for the construction or improvement of the Property during the past ninety (90) days.

3. To Affiant’s knowledge, there are no mortgagees judgment liens, tax liens, or other encumbrances of any nature whatsoever affecting the Property, other than those reported in the title commitment number issued by Chicago Title Insurance Company (the “Title Company”).

4. There are no rights of possession, use or otherwise outstanding in third persons by reason of unrecorded leases, land contracts, contracts of sale, options or other documents affecting the Property to which Affiant is a party other than rights of tenants in possession pursuant to the rent roll attached as Exhibit B hereto.

5. Affiant is not indebted to the federal government or any other public authority for taxes assessments, water or sewer bills, or other charges that are presently due or delinquent and may become a lien against the Property.

AFFIANT FURTHER SAYS that the foregoing statements are made from personal knowledge of the facts and for the purpose of inducing The Provident Bank (the “Bank”) to make a loan to Affiant and the Title Company to issue its policy of title insurance on the Property, and to assure the Bank and the Title Company against the existence of any unpaid claims for which mechanics’ liens for work performed by Affiant or other liens or claims against Affiant which might be filed against the Property.

SHOPSMITH, INC.

By: /s/ Robert L. Folkerth

Name; Robert L. Folkerth

Title: President & COO

Sworn to before me and subscribed in my presence this 29th day of June 2004 by Robert L Folkerth Pres. & COO of Shopsmith, Inc., an Ohio come’ ration, on behalf of the corporation.

/s/ Cheryl A Griffith

Notary Public

EXHIBIT A

All of Debtor’s right, title and interest in and to the following property:

All goods, chattels, fixtures, building materials, machinery, apparatus, equipment or articles now or hereafter erected or placed in or upon the real property more particularly described in Exhibit A attached hereto (“Real Property”) or now or hereafter attached to or used or usable in connection with said Real Property or any business conducted thereon whether or not the same have or would become a part of the Real proper by attachment thereto, (collectively the “Personal Property”) including, without limiting the generality of the foregoing, : all lighting, heating, cooling, ventilating, air conditioning, incinerating, sprinkling, gas, plumbing, waste removal and refrigeration systems, engines, furnaces, boilers, pumps, tanks, heaters, generations motors, maintenance equipment fire prevention apparatus, office equipment and all pipes, wires, fixtures and apparatus forming a part of or used in connection therewith; elevators and motors, refrigeration plants or units, cooking appliances, furniture, furnishings, lamps, telephones, cabinets, storm windows and doors, window and door screens, awnings and window and door shades, all drapes and curtains and related hardware and mounting devices, wall-to-wall carpeting; all equipment, machinery, furnishings, fixtures and building maintenance inventory owned by Debtor, but excluding any such property owned by tenants of Debtor, situated on the Real Property and used or usable in operation thereof as well as all additions, improvements and replacements thereto, and proceeds thereof, all water, sanitary and storm sewer systems including all water mains, service laterals and mineral rights, hydrants, valves and appurtenances, all sanitary sewer lines, including mains, laterals, manholes and appurtenances, all paving for streets, roads, walkways or entrance ways, ail minerals, soil, flowers, shrubs, crops, trees, timber and other emblements now or hereafter on the Real Property or under or above the same or any part or parcel thereof, all of the records and books of account now or hereafter maintained by Debtor in connection with the Real Property, all names as may be used for the Real Property and the goodwill associated therewith, all cash, accounts, accounts receivable, rents, general intangibles and other income whether now existing or hereafter acquired, all proceeds, or sums payable in lieu of or as compensation for the loss or damage to the Personal Property or to the Real Property upon which the said property covered hereby is or may be located including without limitation the buildings or improvements now or hereafter located thereon, and all rights in and to all pertinent present and future fire, hazard, business interruption, rental interruption and other insurance policies maintained by Debtor on the Personal Property and Real Property, all payment and performance bonds received in connection with any construction or other matter and all rights thereunder, all plans, specifications, drawings, studies, surveys, appraisals and other similar work product, all contracts for design, architectural, engineering or construction services and all rights and claims thereunder; all other contract rights and agreements for the protection of property or services to or in connection with, or otherwise benefiting the Real Property, including without limitation all management agreements; all permits. licenses, variances, approvals and/or consents issued by any governmental entity, utility or other entity’, all awards made by any public body or created by any competent jurisdiction for the taking or the degradation of value in any eminent domain proceedings, or purchase in lieu thereof; all of Debtor’s interest and rights as lessor or lessee in and to all leases now or hereafter affecting the said Real Property or part thereof all contracts for the sale of all or any portion of said Real Property and all contract rights relating to the purchase and maintenance of any equipment; all chattel paper, general intangibles and articles of personal property of every kind located upon or used in connection with the Real Property.

This financing statement covers goods which are or are to become fixtures and is filed for record as a fixture filing in the real estate records of Montgomery County, Ohio. This financing statement relates to an obligation securely by both (a) a Mortgage upon real estate filed for record within this State encumbering the Premises, which Mortgage is recorded in Official Record Volume , of the Montgomery County, Ohio Records, with the final installment being due on , 2009; and (b) a security interest in the Collateral. The Record Owner of the Premises is Shopsmith, Inc., an Ohio corporation.